UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2021

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39322	90-1017663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 W Fulton Street 350 Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 275-2935

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AZEK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Financial Statements and Exhibits.

Preliminary Financial Results

Set forth below are preliminary estimates of certain unaudited financial information for The AZEK Company Inc., a Delaware corporation (the “Company” or “we”), for the three months ended December 31, 2020 and actual unaudited financial results for the comparative period ended December 31, 2019. We have provided ranges, rather than specific amounts, for the preliminary estimates primarily because our financial closing and review procedures for the three months ended December 31, 2020 are not yet complete. The estimated ranges are preliminary and have not been audited or reviewed and are inherently uncertain and subject to changes as we complete our financial closing and review procedures for the three months ended December 31, 2020. While we currently expect that our final results will be consistent with the preliminary estimates set forth below, we caution you that the estimated financial information for the three months ended December 31, 2020 is not a guarantee of future performance or outcomes and actual results may differ materially from those described herein. Factors that could cause actual results to differ from those described above are set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements” in our Annual Report on Form 10-K filed with the United Stated Securities and Exchange Commission on December 4, 2020 (the “Annual Report”). You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical Consolidated Financial Statements and related notes appearing in the Annual Report. This preliminary information should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP.

The preliminary estimates set forth below have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

(U.S. dollars in thousands)	Three months ended
	December 31, 2020 (Estimated)		December 31, 2019 (Actual)
	Low	High
Net sales	$209,100	$213,400	$166,043
Net income (loss)	$8,900	$11,500	$(9,846)
Non-GAAP financial measures
Adjusted EBITDA (1)	$46,200	$51,100	$33,806

(1) We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization and by adding to or subtracting therefrom certain items of expense and income. See the section titled “Selected Financial Data—Non-GAAP Financial Measures” in the Annual Report.

For the three months ended December 31, 2020, we estimate our net sales to be in the range of $209.1 million to $213.4 million, as compared to $166.0 million for the three months ended December 31, 2019, representing an increase of 26% and 29%, respectively. The increase in our consolidated net sales reflects estimated net sales from our Residential segment of between $182.9 million and $186.6 million for the three months ended December 31, 2020, as compared to $135.7 million for the three months ended December 31, 2019, with such increase primarily due to higher organic net sales related to our decking, railing, accessories and exteriors product categories as well as favorable operational execution whereby the first phase of our capacity expansion plan came online faster than planned during the quarter. Demand trends remained strong across our Residential segment channel partners during the quarter. The increase in our net sales also reflects estimated net sales from our Commercial segment of between $26.2 million and $26.8 million, as compared to $30.4 million for the three months ended December 31, 2019, with such decrease primarily due to declining sales in our Scranton Products and Vycom businesses as the effects of COVID-19 continue to impact certain end markets.

For the three months ended December 31, 2020, we estimate our net income to be in the range of $8.9 million to $11.5 million, as compared to a net loss of $9.8 million for the three months ended December 31, 2019. This increase in net income was primarily due to higher sales in our Residential segment, improved gross margins and lower interest expense, partially offset by higher selling, general and administrative expenses.

For the three months ended December 31, 2020, we estimate our Adjusted EBITDA to be in the range of $46.2 million to $51.1 million, as compared to $33.8 million for the three months ended December 31, 2019, representing an increase of 37% to 51%. The increase in our Adjusted EBITDA reflects the factors described above with respect to the increases in our net sales and net income as well as those presented in the table below.

The following table provides a preliminary reconciliation of preliminary estimated net income, the most directly comparable financial measure calculated in accordance with GAAP, to preliminary estimated Adjusted EBITDA for the three months ended December 31, 2020, and a reconciliation of actual net income to actual Adjusted EBITDA for the three months ended December 31, 2019.

(U.S. dollars in thousands)	Three months ended
	December 31, 2020 (Estimated)		December 31, 2019 (Actual)
	Low	High
Net Income (loss)	$8,900	$11,500	$(9,846)
Interest Expense	6,200	6,200	19,759
Depreciation and amortization expense	24,300	24,300	24,141
Tax (benefit) expense	3,000	4,000	(4,000)
Share-based compensation costs	2,600	3,400	1,046
Business transformation costs (1)	—	—	163
Acquisition costs (2)	—	—	565
Initial public offering and Secondary offering costs	—	—	1,978
Other costs (3)	1,200	1,700	—

Total adjustments	37,300	39,600	43,652

Adjusted EBITDA	$46,200	$51,100	$33,806

(1)

Business transformation costs reflect consulting and other costs related to repositioning of our brands, compensation costs related to the transformation of the senior management team and other integration-related costs. Compensation costs related to the transformation of the senior management team were approximately $0.2 million for the three months ended December 31, 2019.

(2)	Acquisition costs reflect costs directly related to completed acquisitions of $0.6 million for the three months ended December 31, 2019.
(3)

Other costs reflect costs for legal defense estimated to be in the range of $0.3 million to $0.6 million for the three months ended December 31, 2020 and costs related to an incentive plan and other ancillary expenses associated with our initial public offering estimated to be in the range of $0.9 million to $1.1 million for the three months ended December 31, 2020.

The unaudited, preliminary information is presented for informational purposes only and does not purport to represent our financial condition or results of operations for any future period. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided.

A copy of the press release announcing the preliminary financial results disclosed above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

Launch of Public Offering of Shares of Class A Common Stock

On January 19, 2021, we issued a press release announcing that certain of its stockholders intend to offer an aggregate of 17,500,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), in an underwritten public offering. The Company also announced that such stockholders intend to grant the underwriters a 30-day option to purchase up to an additional 2,625,000 shares of Common Stock.

A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Updated Industry and Market Information

We are providing the following updated industry and market information.

Based on data provided by Principia Consulting, LLC, a third-party industry research and consulting firm, or Principia, the total U.S. market sales of residential decking, railing and exterior trim products were $7.6 billion in 2019 and grew at a 6% compound annual growth rate, or CAGR, from 2017 to 2019 on a linear foot basis and are expected to grow at a 5% CAGR from 2019 to 2023 on a linear foot basis. With respect to the individual components of the Outdoor Living market, which we define as the market for decking, railing, exterior trim, wood and wood-look siding, porches, pavers, outdoor furniture, outdoor cabinetry and outdoor lighting designed to enhance the utility and improve the aesthetics of outdoor living spaces, the decking, railing and exterior trim markets were approximately $3.3 billion, $2.2 billion and $2.1 billion, respectively, in 2019. In terms of volume, the decking, railing and exterior trim markets were approximately 3.3 billion, 160.0 million and 2.0 billion linear feet, respectively, in 2019.

Composite decking (which includes wood composite and cellular PVC decking), railing and exterior trim products have continued to increase in market share relative to other materials due to their superior and low-maintenance product qualities. Based on data provided by Principia, between 2017 and 2019, composite decking, composite and aluminum railing and exterior PVC trim products collectively grew at a CAGR of 13% as compared to decking, railing and exterior trim manufactured from wood, which grew at a CAGR of 5%, in each case measured in terms of linear feet. The total U.S. market sales of composite decking, composite and aluminum railing and exterior PVC trim products are expected to grow at a 10% CAGR from 2019 to 2023, compared to decking, railing and exterior trim manufactured from wood which are expected to grow at a 4% CAGR and to decking, railing and exterior trim manufactured from other materials, such as engineered wood, vinyl and other metals, which are expected to grow at a 5% CAGR, in each case measured in terms of linear feet. In addition, based on data provided by The Freedonia Group, Inc., an international market research company, the total U.S. market sales of wood and wood-look siding, pavers, outdoor furniture and outdoor lighting were $10.9 billion in 2018, and, when combined with the total U.S. market sales of decking, railing and exterior trim according to Principia in 2019, represent an approximately $18.5 billion market. We believe the market for composite products will continue to increase relative to the market for traditional wood products as it benefits from material conversion.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)	Exhibits

	99.1	Press release of The AZEK Company Inc., dated January 19, 2021 regarding preliminary expectations of financial results for the first quarter of fiscal year 2021 based on currently available information.

	99.2	Press release of The AZEK Company Inc., dated January 19, 2021 announcing launch of Class A common stock offering.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The AZEK Company Inc.

Date: January 19, 2021	By:	/s/ Paul J. Kardish
Paul J. Kardish
Senior Vice President and Chief Legal Officer